Exhibit (h)(5)

FEE WAIVER AGREEMENT

Premier Multi-Series VIT

1633 Broadway

New York, NY 10019

March 22, 2017

Allianz Global Investors U.S. LLC

1633 Broadway

New York, NY 10019

Ladies and Gentlemen:

This Fee Waiver Agreement (this “Agreement”) is entered into as of the date first set forth above between Premier Multi-Series VIT (the “Trust”), on behalf of its series, NFJ Dividend Value Portfolio (the “Portfolio”), and Allianz Global Investors U.S. LLC (“AllianzGI U.S.”), on the following terms:

1.	The Trust is an open-end management investment company that has multiple separate investment portfolios, including the Portfolio.

2.	Pursuant to an Amended and Restated Investment Management Agreement dated October 1, 2016, as amended or supplemented from time to time (the “Management Agreement”), the Trust has retained AllianzGI U.S. to provide the Trust and the Portfolio, and the Portfolio’s shareholders, with investment advisory, administration and other services.

3.	Effective May 1, 2017, AllianzGI U.S. shall waive 0.05% of its fees based on the average daily net assets of the Portfolio payable under the Management Agreement, for a term lasting through April 30, 2018.

If the foregoing correctly sets forth the agreement between the Trust and AllianzGI U.S., please so indicate by signing and returning to AllianzGI U.S.

Sincerely yours, PREMIER MULTI-SERIES VIT

By:	/s/ Thomas J. Fuccillo
Name: Thomas J. Fuccillo
Title: President and Chief Executive Officer

ACCEPTED AND AGREED TO: ALLIANZ GLOBAL INVESTORS U.S. LLC

By:	/s/ Barbara R. Claussen
Name: Barbara R. Claussen Title: Managing Director